UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of `1934

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ROYAL ENERGY RESOURCES INC.

(Name of Registrant As Specified in Charter)

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ROYAL ENERGY RESOURCES INC.

543 Bedford Avenue

Suite 176

Brooklyn, New York 11211

Dear Shareholders:

We are writing to advise you that our Board of Directors and shareholders holding a majority of our outstanding voting capital stock have: (i) effectuate the reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 500 basis; and (ii) increase the amount of shares authorized from 100,000,000 shares of common stock, par value $0.00001, to 500,000,000 shares of common stock, par value $0.00001 (the “Amendment”);

These actions were approved by written consent on August 7, 2012 by our Board of Directors and a majority of holders of our voting capital stock, in accordance with Delaware Revised Statutes. Our directors and majority of the shareholders of our outstanding capital stock, as of the record date of August 7, 2012, have approved the Reverse Split and the Amendment after carefully considering it and concluding that approving the Reverse Split and the Amendment were in the best interests of our Company and our shareholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least twenty (20) days after the date of this Information Statement has been mailed to our shareholders. This Information Statement is first mailed to you on or about August 28, 2012,

For the Board of Directors of ROYAL ENERGY RESOURCES INC.

By:	/s/ Jacob Roth
Name: Jacob Roth Title: President, Chief Executive Officer

ROYAL ENERGY RESOURCES INC.

543 Bedford Avenue

Suite 176

Brooklyn, New York 11211

INFORMATION STATEMENT REGARDING

ACTION TO BE TAKEN BY WRITTEN CONSENT OF

MAJORITY SHAREHOLDERS

IN LIEU OF A SPECIAL MEETING

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to all holders of the common stock of Royal Energy Resources Inc. (the "Company") as of August 7, 2012 in connection with the action taken by written consent of holders of a majority of the outstanding voting power of the Company to authorize the Reverse Split and the Amendment.

"We," "us," "our," the “Registrant” and the "Company" refers to Royal Energy Resources Inc., a Delaware corporation

 SUMMARY OF CORPORATE ACTIONS

ITEM 1.

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Royal Energy Resources Inc., a Delaware corporation (the “Company”), in connection with our prior receipt of approval by written consents, in lieu of a special meeting, of the holders of a majority of our outstanding voting power authorizing the board of directors of the Company to: (i) effectuate the reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 500 basis; and (ii) increase the amount of shares of common stock, par value $0.00001, as authorized from 100,000,000 to 500,000,000 (the “Amendment”). On August 7, 2012, the Company obtained the approval of the Reverse Split and the Amendment by written consent of the stockholders that are the record owners of 100,000 shares of preferred stock, which represents an aggregate of 186,423,731 votes or approximately54% of the voting power as of August 7, 2012. The holder of the Series A preferred stock has voting rights equal to an aggregate of 54% of the total shares entitled to vote by both (i0 the holders of all of the then outstanding shares of common stock (whether or not such holders vote) and; (ii) the holders of all of the then outstanding shares of Series A preferred stock (the "Designation of Series A Voting Rights"). .

The Reverse Split and the Amendment cannot be effectuated until twenty (20) days after the mailing of this Information Statement and after the filing of the amended Articles of Incorporation with Secretary of State of the State of Delaware with respect to the Reverse Split and the Amendment. The amendments to the Articles of Incorporation are to effectuate the Reverse Split and the increase in authorized share capital. A copy of the certificate of amendment effecting the Reverse Split and the increase in authorized share capital is attached to this information statement as Exhibit A. The number of authorized shares of all classes of stock will not be reduced as a result of the proposed Reverse Split and the Reverse Split will not reduce the number of outstanding shares of our preferred stock.

The date on which this Information Statement will be sent to stockholders will be on or about August 24, 2012, and is being furnished to all holders of the common stock of the Company on record as of August 7, 2012.

The Board of Directors, and persons owning a majority of the outstanding voting securities of the Company have unanimously adopted, ratified and approved the proposed actions by the Company's board of directors. No other votes are required or necessary.

The Quarterly Report on Form 10-Q for quarterly period ended March 31, 2012 and the Annual Report on Form 10-K for the year ended December 31, 2011 filed by the Company during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov in the Edgar Archives. The Company is presently current in the filing of all reports required to be filed by it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at (800) 620-3029. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to the Company's Bylaws and the Delaware General Corporation Law, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the Reverse Split and the Amendment. The Company’s certificate of incorporation does not authorize cumulative voting. As of the record date, the Company had 89,763,731 voting shares of common stock issued and outstanding and 100,000 shares of voting preferred stock issued and outstanding of which the common stock was entitled to 89,763,731 votes and the preferred stock was entitled to 186,423,731 votes based upon the Designation of Series A Voting Rights The consenting stockholders of the Series A preferred stock is entitled to 186,423,731 votes, which represents approximately 54% of the voting rights associated with the Company’s shares of common stock and preferred stock. The consenting stockholders voted in favor of the Reverse Split and the Amendment described herein in a unanimous written consent, dated August 7, 2012.

PROPOSAL 1

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO CONDUCT UP TO A ONE FOR FIVE HUNDRED SHARE REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK.

Purpose: The Company's board of directors has unanimously adopted a resolution seeking shareholder approval to authorize the Board, to effectuate a reverse stock split upon receipt of all necessary regulatory approvals and the passage of all necessary waiting periods. The Reverse Split would reduce the number of outstanding shares of our common stock but have no effect on the number of outstanding shares of preferred stock. The board of directors had determined that it would be in the Company’s best interest to conduct a reverse split of its common stock on a 1 for 500 basis and has received the consent of holders of a majority of the voting power of the Company’s securities to authorize the board to conduct such a reverse split.

The Board of Directors has determined that it is in the Company’s best interests to effect the Reverse Split and has considered certain factors including, but not limited to, the following:

(i) current trading price of the Company’s shares of common stock on the OTC QB market and potential to increase the marketability and liquidity of the Company’s common stock;

(ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios;

(iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets;

(iv) posturing the Company and its structure in favorable position in order to effectively negotiate with potential acquisition candidates; and

(v) provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the Reverse Split will have the desired benefits.

The Reverse Split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock, and the Reverse Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take 500 shares of the presently issued and outstanding common stock on the effective date of the amendment to the articles of incorporation that would carry out the Reverse Split and convert those shares into one share of the post-reverse stock split common stock. The conversion rate of all securities convertible into common stock other than the outstanding Preferred Stock would be proportionately adjusted.

The board of directors has indicated that fractional shares will not be issued. Instead, the Company will issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. Each common shareholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that shareholder did immediately prior to the Reverse Split, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor adjustment due to the additional shares that will need to be issued a result of the treatment of fractional shares.

For the above reasons, the board believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the reverse stock split will have the desired benefits.

Effects: The Reverse Split will be effected by filing an amendment to the Company’s Articles of Incorporation with the Delaware Secretary of State’s office and will become effective upon such filing. The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the requisite approvals are received and the requisite waiting periods have passed.

The Company is currently authorized to issue 100,000,000 shares of its common stock of which 89,763,731 shares are currently issued and outstanding. The Company is also authorized to issue 10,000,000 shares of preferred stock, of which 100,000 have been designated as Series A convertible preferred stock and 100,000 are outstanding. The Series A preferred stock converts to common shares on a 1 for 10 basis and has voting rights per the Designation of Series A Voting Rights. Currently, shareholders holding votes in excess of 54% of the voting rights of the Company’s shareholders have consented in writing to the proposal to effect the Reverse Split, including all the holders of the Series A preferred. The Reverse Split of the Company’s common stock will not cause a decrease in the number of authorized shares of common stock or preferred stock, the number of outstanding shares of preferred stock, or the voting rights of the outstanding Series A preferred stock. The Reverse Split will, however, reduce the number of issued and outstanding shares of common stock from 89,763,731 to approximately 171,527 shares. The Reverse Split will not have any effect on the stated par value of the common stock.

The effect of the Reverse Split upon existing shareholders of the common stock will be that the total number of shares of the Company's common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Reverse Split divided by 500, with an adjustment for any fractional shares. (Fractional shares will be rounded up into a whole share).

Upon effectuation of the Reverse Split, each common shareholder’s percentage ownership interest in the Company's common stock will remain virtually unchanged, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock of the Company will be substantially unaffected by the Reverse Split, except as described above in connection with the increase in relative voting power of the Series A preferred stock. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split automatically on the effective date of the Reverse Split. All shares, options, warrants or convertible securities that the Company has agreed to issue other than the Preferred Stock (or agrees to issue prior to the effective date of the Reverse Split), also will be appropriately adjusted for the Reverse Split, with the exception of the Preferred shares.

The Reverse Split may also result in some shareholders holding “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As a result of the proposal to conduct a Reverse Split, the Company will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of shareholder value represented by the common stock being further diluted by additional share issuances. The proposed Reverse Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares. The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of the Company. The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued. After the Reverse Split, if the board would then issue the balance of the authorized shares, that action would have a material dilutive effect upon existing shareholders The board of directors has no immediate plans, understandings, agreements or commitments to issue additional shares of stock for any purpose. Although the Company has no other current financing plans or understandings, agreements or commitments for financing, if an opportunity should present itself, the Company may issue shares of common stock in connection with such a financing. The increased capital will provide the board of directors with the ability to issue additional shares of stock without further vote of the stockholders of the Company. The Company's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company which means that current stockholders do not have a prior right to purchase any new issuance of capital stock of the Company in order to maintain their proportionate ownership of the Company's stock.

After the taking of any action to conduct or authorize the Reverse Split is filed there is not a requirement that shareholders obtain new or replacement share certificates. Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Reverse Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the Reverse Split.

Because the Reverse Split results in an increase in the number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. Although the Reverse Split is not being undertaken for this purpose, in the future the board of directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board of directors in opposing a hostile takeover bid. Such use of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the board of directors.

PROPOSAL 2

AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES

Purpose and effect of the Increase in Authorized Shares

Our board of directors believes that the increase in the number of authorized shares of our common stock is necessary to make available shares of common stock for future issuance by allowing the Company greater flexibility with respect to future actions involving the issuance of stock, including, without limitation, the raising of additional capital. We currently have 89,763,731 shares of common stock outstanding and 100 shares of common stock issuable upon conversion of preferred stock. We are authorized to issue 100,000,000 shares, and will not have enough shares available for future issuances if all convertible equity were to convert to common stock. The board of directors would like the flexibility of having additional shares available for issuance in order to allow it to issue shares of stock in lieu of cash payments for services provided by third parties and employees, thus allowing it to preserve its cash. In addition, the board of directors may sell securities from time to time to raise money needed to continue its operations. Our board of directors further believes that the increase in the number of authorized shares of common stock will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

Our board of directors may authorize the issuance of any shares of Common Stock authorized but unissued without further shareholder approval, the issuance of such shares of common stock to such persons, for such consideration, and upon such terms as the board of directors determines. Such issuance could result in a significant dilution of the voting rights and the stockholders' equity, of the existing shareholders and may adversely affect the market price for the common stock.

Issuance of additional common stock may have the effect of deterring or thwarting persons seeking to take control of the Company through a tender offer, proxy fight or otherwise or to bring about removal of incumbent management or a corporate transaction such as merger. For example, the issuance of common stock could be used to deter or prevent such a change of control through dilution of stock ownership of persons seeking to take control or by rendering a transaction proposed by such persons more difficult even if the person seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting right of persons seeking to cause such removal.

BOARD OF DIRECTORS’ RECOMMENDATION

AND STOCKHOLDER APPROVAL

On August 7, 2012, our board of directors voted to authorize and seek approval of our shareholders of an amendment to our Articles of Incorporation to: (i) effect a reverse split of the Company’s common stock on a 1 for 500 basis; and (ii) increase the number of shares of authorized stock from 100,000,000 shares to 500,000,000 shares. In the absence of a meeting, the affirmative consent of holders of a majority of the vote represented by our outstanding shares of stock was required to approve the change the name of the Company. Because holders of approximately 54% of our voting power signed a written consent in favor of the amendment to the Articles of Incorporation, we are authorized to amend the Articles of Incorporation to: (i) effect a reverse split of the Company’s common stock on a 1 for 500 basis; and (ii) increase the number of shares of authorized stock from 100,000,000 shares to 500,000,000 shares. The Reverse Split and the Amendment will be effective upon the filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur as soon as reasonably practicable on or after the 20th day following the mailing of this Information Statement to stockholders.

The information contained in this information statement constitutes the only notice we will be providing stockholders.

EXISTING CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT BEFORE THE EFFECTIVE DATE OF THE FILING OF THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION.

Until the shareholder forwards a completed letter of transmittal, together with certificates representing such shareholder’s shares of pre-reverse stock split common stock to the transfer agent and receives in return a new certificate representing shares of post-reverse stock split common stock, such shareholder’s pre-reverse stock split common stock shall be deemed equal to the number of whole shares of post-reverse stock split common shares to which such shareholder is entitled as a result of the Reverse Split.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material federal income tax considerations relating to the proposed increase in authorized shares. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The increase in the number of authorized shares will not affect any existing shareholder’s number of shares as they currently exist.

The Reverse Split and the Amendment is intended to be a tax-free recapitalization to the Company and its shareholders, except for those shareholders who receive a whole share of common stock in lieu of a fractional share. Shareholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those shareholders receiving a whole share of common stock in lieu of fractional shares (as described below). The holding period for shares of common stock after the Reverse Split will include the holding period of shares of common stock before the Reverse Split, provided that such shares of common stock are held as a capital asset at the effective date of the amendment. The adjusted basis of the shares of common stock after the Reverse Split will be the same as the adjusted basis of the shares of common stock before the Reverse Split excluding the basis of fractional shares.

A shareholder who receives a whole share of common stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional shares to which the shareholder was otherwise entitled.

QUESTIONS AND ANSWERS REGARDING THE PROPOSED STOCK SPLIT, INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES OF THE COMMON STOCK AND NAME CHANGE

Q. WHY IS APPROVAL SOUGHT FOR THE PROPOSED STOCK SPLIT OF THE COMMON STOCK ON A 1 FOR 500 BASIS?

A.	The board of directors seeks approval of the Reverse Split. It is the expectation of the Board that the Reverse Split would increase the market price of the resulting common stock and thus maintain a higher level of market interest in the shares, provide additional flexibility to management with regard to the issuance of shares and maintaining the proper market capitalization of the Company. The board of directors believes that the Reverse Split will enhance the Company's flexibility with regard to the ability to issue common stock for fulfillment of its current obligations as well as for proper corporate purposes that may be identified from time to time, such as financing, acquisitions, compensation of employees, the establishment of strategic business relationships with other companies or the expansion of the Company's business through the acquisition of other businesses or products.

Q. HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSALS TO CONDUCT THE PROPOSED STOCK SPLIT?

A.	All members of the board of directors have approved the proposal to authorize the board to effectuate the Reverse Split of the common stock as is in the best interest of the Company and the best interest of the current shareholders of the Company.

Q. WHY HAS THE PROPOSAL BEEN MADE TO INCREASE THE NUMBER OF COMMON SHARES?

A.	Our board of directors believes that the authorized shares of common stock remaining available for issuance may not be sufficient to fulfill all of its obligation to holders of securities convertible into shares of common stock of the Company or allow the Company to take advantage of future business opportunities. Accordingly, our board of directors believes that it is in our best interests to authorize it to effectuate the increase in the number of authorized shares of common stock as proposed. The increase in the number of authorized shares of common stock is recommended by the Company's board of directors in order to provide a sufficient reserve of such shares to fulfill such obligations and for the future growth and needs of the Company.

Q. HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSAL TO INCREASE THE NUMBER OF COMMON SHARES?

A.	All members of the Board of Directors have approved the proposal to authorize the board to effectuate the increase in the number of common shares as in the best interest of the Company and the best interest of the current shareholders of the Company.

Q. WILL THE CHANGES TO THE ARTICLES OF INCORPORATION RESULT IN ANY TAX LIABILITY TO ME?

A.	The proposed changes are intended to be tax free for federal income tax purposes. The proposed Reverse Split is intended to be tax free for federal income tax purposes.

Q. WHAT VOTE OF THE SHAREHOLDERS WILL RESULT IN THE PROPOSALS BEING PASSED?

A.	To approve the proposals the affirmative vote of a majority of the potential votes cast as stock holders is required. Consents in favor of the proposals have already been received from shareholders holding a majority of the voting power of the Company.

Q. WHO IS PAYING FOR THIS INFORMATION STATEMENT?

A.	The Company will pay for the delivery of this information statement.

Q. WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:	Jacob Roth, President of the Company, 543 Bedford Avenue, #176, Brooklyn, New York 11211.

VOTE REQUIRED FOR APPROVAL

Section 242 of the Delaware General Corporation Law (“DGCL”) provides an outline of the scope of the amendments of the Articles of Incorporation allowed a Delaware Corporation. This includes the amendments discussed herein. The procedure and requirements to effect an amendment to the Articles of Incorporation of a Delaware corporation are set forth in Section 242. Section 242 provides that proposed amendments must first be adopted by the Board of Directors and then submitted to shareholders for their consideration and must be approved by a majority of the outstanding voting securities.

The board of directors of the Company has adopted, ratified and approved the change in the authorized shares of the Company and submit the proposed changes to the shareholders for their approval. The securities that are entitled to vote to amend the Company's Articles of Incorporation consist of issued and outstanding shares of the Company's $0.00001 par value common voting stock outstanding on August 7, 2012 and shares of the preferred stock outstanding on August 7, 2012, the record date for determining shareholders who are entitled to notice of and to vote on the proposed amendment to the Company's Articles of Incorporation.

DISSENTER'S RIGHTS OF APPRAISAL

The Delaware General Corporation Law (the Delaware Law) does not provide for dissenter's rights in connection with the proposed amendment of the Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The board of directors fixed the close of business on August 7, 2012 as the record date for the determination of the common and preferred shareholders entitled to notice of the action by written consent.

At the record date, the Company had: (i) 100,000,000 shares of common stock authorized with a stated par value of $0.00001, of which 89,763,731 shares of $0.00001 par value common stock were issued and outstanding; and (ii) 10,000,000 shares of preferred stock authorized with a stated par value of $.00001, of which 100,000 were designated Series A convertible preferred stock and 100,000 were issued and outstanding. Immediately after the Amendment, there will be 500,000,000 shares of common stock authorized and after taking into account the Reverse Split and reserves needed for convertible securities there will be 171,527 shares of common stock available for issue. The holders of shares of common stock are entitled to one vote per share on matter to be voted upon by shareholders. The holders of shares of Series A convertible preferred stock are entitled to voting rights per the Designation of Series A Preferred Stock on matters to be voted upon by shareholders and each share of Series A convertible preferred stock converts into one share of common stock.

The holders of shares of common stock are entitled to receive pro rata dividends, when and if declared by the board in its discretion, out of funds legally available therefore, but only if dividends on preferred stock have been paid in accordance with the terms of the outstanding preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the common stock are declared by the board of directors. Payment of dividends on the common stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the DGCL and will be determined by the board of directors. In addition, the payment of any such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shareholders and the holders of a controlling interest equaling approximately 54% of the voting power of the Company, as of the record date, have consented to the proposed amendments to the Articles of Incorporation. The shareholders have consented to the action required to adopt the amendment of the Company's Articles of Incorporation to authorize the Reverse Split and the increase in authorized capital. This consent was sufficient, without any further action, to provide the necessary stockholder approval of the action.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's common stock as of August 7, 2012, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of August 7, 2012, there were 89,763,731 shares of common stock issued and outstanding and 100,000 shares of Series A convertible preferred stock issued and outstanding.

Security Ownership of Certain Beneficial Owners

		Amount and nature	Percent
Title of class	Name and address of Beneficial owner **	of beneficial owner	of class

Common	Jacob Roth	41,700,000	48.62%

Series A	Jacob Roth	100,000	100.00%
Preferred

** The address for each of the named is in care of the Company at 543 Bedford Ave., #176, Brooklyn, New York 11211.

Security Ownership of Management

The following information lists, as to each class, equity securities beneficially owned by all officers and directors, and of the directors and officers of the issuer, as a group as of August 7, 2012.

		Amount and nature	Percent
Title of class	Name and address of Beneficial owner **	of beneficial owner	of class

Common	Jacob Roth	41,700,000	48.62%

Common	Frimet Taub	850,000	0.99%

Common	All officers and directors	42,550,000	49.61%
	as a group (2 persons)

Series A	Jacob Roth	# 100,000	100.00%
Preferred

** The address for each of the named is in care of the Company at 543 Bedford Ave., #176, Brooklyn, New York 11211.

# Convertible into one common share and has voting rights such that the Series A preferred stock shall have an aggregate voting right for 54% of the total shares entitled to vote.

The applicable percentage of ownership for each beneficial owner is based on 89,763,731 shares of common stock outstanding as of August 7, 2012 and 100,000 shares of preferred stock outstanding for an aggregate vote per the Designation of Series A Voting Rights. In calculating the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock issuable upon the exercise of options or warrants, or the conversion of other securities held by that stockholder, that are exercisable within 60 days, are deemed outstanding for that holder; however, such shares are not deemed outstanding for computing the percentage ownership of any other stockholder.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed increase in the number of authorized shares of the Company's common stock and the restatement of the par value of those shares or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.

DELAWARE ANTI-TAKEOVER PROVISIONS

The anti-takeover provisions of Section 203 of the Delaware General Corporation Law apply to us. Section 203 of the Delaware law prohibits the Company from engaging in any business combination with any interested stockholder (any shareholder who owns or owned more than 15% of any stock or any entity related to a 15% shareholder ) for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1)	Prior to such time the board of directors of the Company approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)	Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)	At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our annual report on Form 10-K for period ending August 31, 2011 and our quarterly report on Form 10-Q for the quarterly periods ended November 30, 2011, February 28, 2012 and May 31, 2012. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

ROYAL ENERGY RESOURCES INC.

543 Bedford Avenue

Suite 176

Brooklyn, New York 11211

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This information statement is for informational purposes only. Please read this information statement carefully.

Dated: August 29, 2012

By Order of the Board of Directors

/s/ Jacob Roth_______________

President and Director